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                                                                     EXHIBIT 5.1
D'ANCONA
     ATTORNEYS


                                               December 23, 1999

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

Ladies & Gentlemen:

         We have acted as counsel for Watson Pharmaceuticals, Inc. (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and proposed sale of 55,587 shares of the Company's common stock, $.0033 par value ("Common Stock"), under the terms of the TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan ("Plan") described in the Registration Statement ("Stock Options") and the proposed issuance of 20,000 shares of the Company's Common Stock under a Technology Purchase Agreement with Innovative Devices, LLC, a North Carolina limited liability company, described in the Registration Statement.

         In arriving at this opinion, we have examined the Company's Articles of Incorporation, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Stock Options, the Technology Purchase Agreement, an opinion of Nevada Counsel, and such other instruments and documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that all necessary corporate action for the authorization, reservation and issuance of the shares of Common Stock to be offered and sold by the Company pursuant to the Stock Options and the Technology Purchase Agreement have been taken; and that said shares of Common Stock are duly authorized, and upon delivery of same to the participants under the Stock Options against payment therefor upon the terms set forth in the Stock Options and upon delivery of the same in accordance with the Technology Purchase Agreement, said shares of Common Stock will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.

                                       Very truly yours,


                                       D'ANCONA & PFLAUM LLC


                                       By:  /s/ Steve Curtis
                                       ------------------------------------
                                       Steve Curtis, Member